                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                  FORM 8-K/A

                                AMENDMENT NO. 1

                                CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) JUNE 18, 1998
                                                         -------------



                            NORTON MCNAUGHTON, INC.
            (Exact name of registrant as specified in its charter)


     DELAWARE                         0-23440                  13-3747173
-------------------              ----------------         ------------------
  (State or other                (Commission File          (I.R.S. Employer
  jurisdiction of                     Number)               Identification No.)
incorporation or organization)



              463 SEVENTH AVENUE
               NEW YORK, N.Y.                            10018
           -----------------------                    --------
            (Address of principal                     (Zip Code)
              executive offices)


      Registrant's telephone number, including area code: (212) 947-2960

     The undersigned registrant hereby amends Item 7, sections (a) and (b), of its Current Report on Form 8-K reporting the acquisition of substantially all of the assets of Jeri-Jo Knitwear Inc. and Jamie Scott, Inc. (collectively the "Jeri-Jo Companies") on June 18, 1998, to include financial statements and pro forma financial data information as set forth herein.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On June 18, 1998, Norton McNaughton, Inc. (the "Company") completed the acquisition of the Jeri-Jo Companies by Jeri-Jo Knitwear, Inc., a wholly-owned subsidiary of the Company ("Jeri-Jo") and the purchaser of substantially all the assets and assumption of substantially all the liabilities of the privately-held apparel importers of moderately-priced juniors' and misses' updated sportswear (the "Jeri-Jo Acquisition"). Jeri-Jo will operate as a separate subsidiary under the direction of current management. The purchase price paid in the Jeri-Jo Acquisition was (i) $55.0 million in cash at the closing of the acquisition,
(ii) the assumption of indebtedness of $10.9 million for borrowed money and certain other contractual obligations. In addition, the Company agreed to pay an additional contingent payment in cash and its Common Stock, $0.01 par value, in the event that certain earnings targets are achieved by Jeri-Jo for the two years subsequent to the closing of the Jeri-Jo Acquisition. The Jeri-Jo purchase agreement requires that the Company pay at least 50% of the required contingent payment in cash. The aggregate contingent payment, if any, payable by the Company is equal to the excess of (1) the sum of (A) five times Jeri-Jo's average EBITDA (as defined in the Jeri-Jo purchase agreement) for the two years ended June 30, 2000, plus (B) 0.50 times any such average EBITDA between $17.0 million and $20.0 million, plus (C) one times any such average EBITDA over $20.0 million, over (2) $55.0 million. The foregoing purchase price and additional contingent payment was determined pursuant to arms length negotiations among the parties.

     Concurrent with the closing of the acquisition of the Jeri-Jo Companies, the Company entered into a $175.0 million secured revolving credit and letter of credit facility with NationsBanc Commercial Corporation, The CIT Group/Commercial Services, Inc. and Fleet Bank N.A. (the "Current Credit Agreement"). The facility will be used to finance ongoing working capital requirements of the combined entity. The Current Credit Agreement is a three-year secured revolving credit and letter of credit facility, with interest on outstanding borrowings determined, at the Company's option, based upon stated margins below the prime rate or in excess of LIBOR rates. Initially, the interest rate under the Current Credit Agreement is 75 basis points below the prime rate (based upon the current prime rate, the interest rate under the Current Credit Agreement will be 7.75% per annum). Available credit under the Current Credit Agreement is as follows: revolving credit advances not to exceed $60.0 million, documentary letters of credit not to exceed $130.0 million and stand-by letters of credit not to exceed $45.0 million (including $30.0 million of stand-by letters of credit necessary to secure the Company's cash contingent payment obligation in connection with the Jeri-Jo Acquisition), with the aggregate credit available to the Company equal to the lesser of (i) $175.0 million or (ii) the sum of 85% of the eligible accounts receivable and 60% of the eligible inventory.

     The Current Credit Agreement contains a number of restrictive covenants, including covenants which limit incurrence of liens and indebtedness, limit transactions with affiliates, acquisitions, sales of assets, investments and other restricted payments, and require that the

Company maintain certain fixed charge coverage, cash flow coverage and leverage ratios and meet specified minimum levels of working capital and net worth.

     On June 18, 1998, the Company also closed the sale of $125.0 million of 12 1/2% Senior Notes due 2005 (the "Offering"). The proceeds of the sale were used to finance the Jeri-Jo Acquisition and to refinance existing indebtedness of the Company and the Jeri-Jo Companies. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such act or an applicable exemption from registration. The Company's obligations under the Notes are guaranteed by all of the Company's subsidiaries.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)   Financial statements of business acquired

           Jeri-Jo Knitwear Inc. and Affiliate

           Reports of Independent Auditors.................................................................................      5


           Combined Balance Sheets as of December 31, 1997 and 1996........................................................      7


           Combined Statements of Income and Retained Earnings for the Years Ended December 31, 1997, 1996 and 1995........      8


           Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995..........................      9


           Notes to Combined Financial Statements..........................................................................  10-13


           Unaudited Combined Balance Sheet as of March 31, 1998...........................................................     14


           Unaudited Combined Statements of Income and Retained Earnings for the Three Months Ended March 31, 1998 and 1997     15


           Unaudited Combined Statements of Cash Flows for the Three Months Ended March, 31, 1998 and 1997.................     16


           Notes to Combined Financial Statements (Unaudited)..............................................................  17-20


     (b)   Pro-forma financial information.

          Unaudited Pro Forma Financial Information........................................................................     21

          Unaudited Pro Forma Condensed Combined Balance Sheet as of May 2, 1998...........................................     22

          Notes to Unaudited Pro Forma Condensed Combined Balance Sheet....................................................     23


          Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended November 1, 1997................     24


          Unaudited Pro Forma Condensed Combined Statements of Operations for the for the twenty-six weeks ended May 2, 1998
           for Norton McNaughton, Inc. and March 31, 1998 for Jeri-Jo........................................................     25


          Notes to Unaudited Pro Forma Condensed Combined Statements of
          Operations.........................................................................................................  26-27

     (c)  Exhibit Index

          10.1 Lease dated as of June 1, 1998 between Jeri-Jo Knitwear, Inc. and Gettinger Associates

          27    Financial Data Schedule (For SEC use only)

                        REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  Jeri-Jo Knitwear, Inc. and Affiliate

     We have audited the accompanying combined balance sheet of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1997, and the related combined statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                  Ernst & Young LLP

New York, New York
February 27, 1998

                          INDEPENDENT AUDITORS REPORT

To the Shareholders of
  Jeri-Jo Knitwear, Inc. and Affiliate

     We have audited the accompanying combined balance sheet of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1996, and the related combined statements of income and retained earnings and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Jeri-Jo Knitwear, Inc. and Affiliate as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                     Friedman Alpren & Green LLP

New York, New York
February 14, 1997

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                                      DECEMBER 31
                                                                                     1997      1996
                                                                                   --------  --------
                                       ASSETS
Current assets:
  Cash and cash equivalents......................................................   $12,713   $17,672
  Accounts receivable, less allowance for doubtful accounts of $31 in 1997 and
  $35 in 1996....................................................................     5,485     7,398
  Inventories....................................................................     9,265    10,227
  Prepaid expenses and other current assets......................................       297       425
                                                                                    -------   -------
     Total current assets........................................................    27,760    35,722
Property and equipment at-cost less accumulated depreciation and amortization....     1,359     1,519
Other assets.....................................................................        43        45
                                                                                    -------   -------
                                                                                    $29,162   $37,286
                                                                                    =======   =======
                         LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable (including commissions payable)...............................   $ 5,758   $ 8,373
  Accrued expenses and other current liabilities.................................     1,190     1,027
  Dividends payable..............................................................     4,000     9,000
                                                                                    -------   -------
     Total current liabilities...................................................    10,948    18,400
                                                                                    -------   -------
Commitments
Shareholder's equity:
  Common stock...................................................................       121       121
  Additional paid-in capital.....................................................       204       204
  Retained earnings..............................................................    18,127    18,799
                                                                                    -------   -------
                                                                                     18,452    19,124
  Less treasury stock, at cost...................................................       238       238
                                                                                    -------   -------
  Total shareholder's equity.....................................................    18,214    18,886
                                                                                    -------   -------
  Total liabilities and shareholder's equity.....................................   $29,162   $37,286
                                                                                    =======   =======


  The accompanying notes are an integral part of these financial statements.

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                (IN THOUSANDS)

                                                                             YEARS ENDED DECEMBER 31
                                                                         1997         1996         1995
                                                                      -----------  -----------  -----------
Net sales...........................................................    $ 95,080     $ 89,400     $120,918
Cost of sales.......................................................      67,419       62,586       88,559
                                                                        --------     --------     --------
Gross profit........................................................      27,661       26,814       32,359
Operating expenses:
  Employee compensation.............................................       5,525        5,264        5,952
  Selling and shipping..............................................       2,247        2,347        2,752
  General and administrative........................................       2,967        2,909        3,528
                                                                        --------     --------     --------
     Total operating expenses.......................................      10,739       10,520       12,232
                                                                        --------     --------     --------
Income from operations..............................................      16,922       16,294       20,127
Interest and financing, net of interest income of $235,
 $482 and $507......................................................        (104)        (382)        (345)
                                                                        --------     --------     --------
Income before income taxes..........................................      17,026       16,676       20,472
Income taxes........................................................         839          831        1,049
                                                                        --------     --------     --------
Net income..........................................................      16,187       15,845       19,423
Retained earnings, beginning of year................................      18,799       30,001       32,409
Dividends...........................................................     (16,859)     (27,047)     (21,831)
                                                                        --------     --------     --------
Retained earnings, end of year......................................    $ 18,127     $ 18,799     $ 30,001
                                                                        ========     ========     ========




   The accompanying notes are an integral part of these financial statements.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                          YEARS ENDED DECEMBER 31
                                                                                    1997           1996          1995
                                                                                  --------       --------      --------
Cash flows from operating activities:
  Net income..................................................................     $ 16,187      $ 15,845      $ 19,423
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization..............................................          287           306           376
   Provision for doubtful accounts............................................          141             9           271
   Changes in assets and liabilities:
      Account receivable......................................................        1,772         2,230         5,186
      Inventories.............................................................          962        (2,474)       22,495
      Prepaid expenses and other current assets...............................          128            73           450
      Other assets............................................................            2             2            81
      Accounts payable........................................................       (2,615)        3,839        (5,337)
      Accrued expenses and other current liabilities..........................          163           247           (97)
                                                                                   --------      --------      --------
Net cash provided by operating activities.....................................       17,027        20,077        42,848
                                                                                   --------      --------      --------
Cash flows from investing activities:
  Additions to property and equipment--net....................................         (127)         (124)         (851)
  Loan receivable, shareholder................................................           --            --         3,576
                                                                                   --------      --------      --------
Net cash provided by (used in) investing activities...........................         (127)         (124)        2,725
Cash flows from financing activities:
  Proceeds from sale of treasury stock........................................           --            --         4,076
  Dividends paid..............................................................      (21,859)      (20,247)      (30,631)
  Distribution charged to additional paid-in capital..........................           --        (1,051)       (2,291)
                                                                                   --------      --------      --------
Net cash used in financing activities.........................................      (21,859)      (21,298)      (28,846)
Net increase (decrease) in cash and cash equivalents..........................       (4,959)       (1,345)       16,727
Cash and cash equivalents, beginning of year..................................       17,672        19,017         2,290
                                                                                   --------      --------      --------
Cash and cash equivalents, end of year........................................     $ 12,713      $ 17,672      $ 19,017
                                                                                   ========      ========      ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid...............................................................     $     26      $      1      $     41
  Income taxes paid...........................................................          657           707           924

  The accompanying notes are an integral part of these financial statements.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The accompanying combined financial statements include the accounts of Jeri Jo Knitwear, Inc. (the "Company") and Jamie Scott, Inc., a company affiliated through common ownership (collectively, the "Companies"). All significant intercompany transaction and balances have been eliminated.


  Use of Estimates

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities. The disclosure of contingent assets and liabilities, and the reported revenues and expenses.


  Inventories

     Inventories which are comprised of finished goods, are valued at the lower of cost (first-in, first-out) or market.


  Depreciation and Amortization

     Property and equipment are recorded at cost. Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease.


  Income Taxes

     Jeri-Jo Knitwear, Inc. has elected S Corporation status for Federal income tax purposes only. Under this election, taxable income is reportable by the shareholder on his individual income tax return, and no provision is made for Federal income tax. Provisions are made for New Jersey corporation business tax, New York State franchise tax and New York City general corporation tax.

     Jamie Scott, Inc. has elected S Corporation status for Federal New Jersey and New York State income tax purposes. Under these elections, its taxable income is reportable by the shareholders on their individual income tax returns, and no provision is made for Federal income tax. Provisions are made for New Jersey S Corporation business tax, New York State S Corporation franchise tax and New York City general corporation tax.

  Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


2.   PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                                        1997           1996
                                                                   --------------  -------------
     Furniture and equipment  .....................................  $1,555,913     $1,498,306
     Automobiles  .................................................      95,913        102,792
     Leasehold improvements  ......................................     842,872        842,872
                                                                     ----------     ----------
                                                                      2,494,698      2,443,970
     Less accumulated depreciation and amortization  ..............   1,135,611        925,238
                                                                     ----------     ----------
                                                                     $1,359,087     $1,518,732
                                                                     ==========     ==========


3.   LINE OF CREDIT

     The Companies have a line of credit with two banks for $50,000,000, which includes direct borrowing, acceptance financing and letters of credit. Interest is charged at 1% over the prevailing Federal funds rate. The line of credit is collateralized by a security interest in the Companies' accounts receivable and all inventories. At December 31, 1997, 1996 and 1995, there were no outstanding balances.

     Interest expense under the line of credit for the years ended December 31, 1997 and 1995 were $18,859 and $26,988, respectively. There were no borrowings and no interest expense for the year ended December 31, 1996.

4.   COMMON STOCK AND TREASURY STOCK

Common stock consists of the following:

       Jeri-Jo Knitwear, Inc., no par value; 200 shares authorized, 10 shares issued....................................................................  $ 21,000
       Jamie Scott, Inc., no par value; 200 shares authorized, 30 shares
       issued....................................................................   100,000
                                                                                   --------
                                                                                   $121,000
                                                                                   ========

     Treasury stock at December 31, 1997 and 1996 consists of 2 1/2 shares of the common stock of Jeri-Jo Knitwear, Inc., with a cost of $238,250.

     On March 1, 1995, twelve shares of common stock of Jamie Scott, Inc. previously held in the treasury were sold for $4,075,616. Additional paid-in capital was credited for $3,475,616, the excess of the sales price over cost of the treasury stock.

5.   MAJOR CUSTOMER

     Sales to one customer for the year ended December 31, 1997 accounted for approximately 11.1% of the Companies' net sales. There were no major customers for the years ended December 31, 1996 and 1995.


6.   PENSION PLAN

     The Company has a savings and investment plan which qualifies under Section 401(k) of the Internal Revenue Code (the "Code"). The Plan allows eligible employees to voluntarily contribute up to 15% of compensation limited to the maximum allowed under the Code. The Company contributes 3% of all eligible employees' compensation to the plan and matches employee contributions up to 50% of the first 5% of compensation. In addition, the Company may contribute additional amounts, as determined by the Board of Directors. Pension plan expense for the years ended December 31, 1997, 1996 and 1995 was $216,000, $190,390 and $195,026, respectively.


7.   COMMITMENTS

  Lease Commitments

     The Company occupies warehouse, distribution and office space in Edison, New Jersey. The premises are owned by a partnership whose partners are shareholders of the Companies. The Partnership's obligation of $1,440,000 at December 31, 1997, incurred in the purchase of the property, is guaranteed by the Company. The Company entered into a lease agreement with the partnership expiring June 30, 2003, with a five-year renewal option. The operating lease requires the Company to pay all costs and expenses related to the property, in addition to the minimum rentals. The minimum annual rental payments are $396,000.

     The Company also has executed noncancelable operating leases for its New York City showroom which expire on May 31, 1998. The Company anticipates entering into a new lease for the same premises. At December 31, 1997, approximate future minimum rentals through May 31, 1998, exclusive of required payments for increases in real estate taxes and operating expenses, are $177,000.

     Rent expense for the years ended December 31, 1997, 1996 and 1995 was $832,696, $829,186 and $967,545, respectively, of which $395,884 in each year is for the property leased from the related partnership.

  Letters of Credit

     At December 31, 1997, open letters of credit totaled approximately $20,211,000.


8.   CONCENTRATIONS OF CREDIT RISK

     The Companies import ladies' apparel, predominantly from the Far East and Europe. Their customers include a cross section of retailers throughout the United States.

     The Company's total cash includes $10,233,149, $16,676,979 and $18,636,773 held in an uninsured money market fund at December 31, 1997, 1996 and 1995, respectively. In addition, the Companies had $2,480,771, $995,578 and $379,066 in four banks at December 31, 1997, 1996 and 1995, respectively. Accounts at each bank are insured by the Federal Deposit Insurance Corporation for up to $100,000.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

                            COMBINED BALANCE SHEET

                                MARCH 31, 1998

                                  (UNAUDITED)

                                    ASSETS
                                    ------

                                                                       1998
                                                                ------------------
Current assets
 Cash and cash equivalents                                      $        6,011,562
 Accounts receivable, net                                               10,008,369
 Inventories                                                            10,092,138
 Prepaid expenses and other current assets                                 249,458
                                                                ------------------

      Total current assets                                              26,361,527

Property and equipment, net                                              1,328,234

Other assets                                                                37,000
                                                                ------------------

                                                                $       27,726,761
                                                                ==================

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

Current liabilities
 Accounts payable                                               $        3,080,948
 Dividends payable                                                       5,500,000
 Accrued expenses and other current liabilities                            350,647
                                                                ------------------

      Total current liabilities                                          8,931,595
                                                                ------------------

Shareholders' equity
 Common stock                                                              121,000
 Additional paid-in capital                                                204,068
 Retained earnings                                                      18,708,348
                                                                ------------------

                                                                        19,033,416
 Less - Treasury stock, at cost                                           (238,250)
                                                                ------------------

                                                                        18,795,166
                                                                ------------------

                                                                $       27,726,761
                                                                ==================

    The accompanying notes are an integral part of these combined financial statements.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)

                                                                 1998                       1997
                                                                ------                     ------
Net sales                                                     $18,508,780                $21,882,545

Cost of sales                                                  11,994,606                 15,035,520
                                                              -----------                -----------

      Gross profit                                              6,514,174                  6,847,025
                                                              -----------                -----------

Operating expenses
 Employee compensation                                          1,246,392                  1,292,443
 Selling and shipping                                             465,609                    621,383
 General and administrative                                     1,133,032                    864,138
 Interest and financing, net                                      (29,193)                   (48,038)
                                                              -----------                -----------

                                                                2,815,840                  2,729,926
                                                              -----------                -----------

      Income before income taxes                                3,698,334                  4,117,099

Income taxes                                                      160,000                    205,000
                                                              -----------                -----------

      Net income                                                3,538,334                  3,912,099

Retained earnings, beginning of period                         18,127,014                 18,799,064

Dividends paid                                                 (2,957,000)                (3,777,475)
                                                              -----------                -----------

      Retained earnings, end of period                        $18,708,348                $18,933,688
                                                              ===========                ===========

    The accompanying notes are an integral part of these combined financial statements.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                  THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                  (UNAUDITED)


                                                                            1998                 1997
                                                                     -------------------  -------------------
Cash flows from operating activities
 Net income                                                              $ 3,538,334          $ 3,912,099
 Adjustments to reconcile net income to net cash
  used in operating activities
   Depreciation and amortization                                              60,296               72,000
   Provision for doubtful accounts                                            53,861               32,614
   Changes in assets and liabilities
     Accounts receivable                                                  (4,577,001)          (4,036,250)
     Inventories                                                          (  826,641)           1,299,545
     Prepaid expenses and other current assets                                46,185            (  81,897)
     Other assets                                                              5,913                5,350
     Accounts payable                                                     (2,677,455)          (5,464,769)
     Accrued expenses and other current liabilities                       (  839,407)          (  453,102)
                                                                         -----------          -----------

      Net cash used in operating activities                               (5,215,915)          (4,714,410)

Cash flows from investing activities
 Additions to property and equipment                                       (  29,443)           (  46,046)

Cash flows from financing activities
 Dividends paid                                                           (1,457,000)          (2,477,475)
                                                                         -----------          -----------

Net decrease in cash and cash equivalents                                 (6,702,358)          (7,237,931)

Cash and cash equivalents, beginning of year                              12,713,920           17,672,557
                                                                         -----------          -----------

Cash and cash equivalents, end of year                                   $ 6,011,562          $10,434,626
                                                                         ===========          ===========

Supplemental cash flow disclosures
 Income taxes paid                                                       $   223,000          $   161,000
                                                                         ===========          ===========

                      JERI-JO KNITWEAR, INC. AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)



1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination

          The accompanying combined financial statements include the accounts of Jeri-Jo Knitwear, Inc. (the "Company") and Jamie Scott, Inc., a company affiliated through common ownership (collectively, the "Companies"). All significant intercompany transactions and balances have been eliminated.

     Use of Estimates

          Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

     Inventories

          Inventories, which are comprised of finished goods, are valued at the lower of cost (first-in, first-out) or market.

     Depreciation and Amortization

          Property and equipment are recorded at cost. Depreciation is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease.

     Income Taxes

          Jeri-Jo Knitwear, Inc. has elected S Corporation status for Federal income tax purposes only. Under this election, taxable income is reportable by the shareholder on his individual income tax return, and no provision is made for Federal income tax. Provisions are made for New Jersey corporation business tax, New York State franchise tax and New York City general corporation tax.

          Jamie Scott, Inc. has elected S Corporation status for Federal, New Jersey and New York State income tax purposes. Under these elections, its taxable income is reportable by the shareholders on their individual income tax returns, and no provision is made for Federal income tax. Provisions are made for New Jersey S Corporation business tax, New York State S Corporation franchise tax and New York City general corporation tax.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)


1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.


2 -  PROPERTY AND EQUIPMENT

          Property and equipment consists of:


         Furniture and equipment                   $1,590,356
         Automobiles                                   90,913
         Leasehold improvements                       842,872
                                                   ----------

                                                    2,524,141
         Less - Accumulated depreciation
          and amortization                          1,195,907
                                                   ----------

                                                   $1,328,234
                                                   ==========


3 -  LINE OF CREDIT

          The Companies have a line of credit with two banks for $50,000,000, which includes direct borrowing, acceptance financing and letters of credit. Interest is charged at 1% over the prevailing Federal funds rate. The line of credit is collateralized by a security interest in the Companies' accounts receivable and inventories. At March 31, 1998, there were no outstanding balances.

          There was no borrowings and no interest expense for the three months ended March 31, 1998.

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)


4 -  COMMON STOCK AND TREASURY STOCK

          Common stock consists of the following:

               Jeri-Jo Knitwear, Inc., no par value;
                 200 shares authorized, 10 shares issued     $ 21,000
               Jamie Scott, Inc., no par value;
                 200 shares authorized, 30 shares issued      100,000
                                                             --------

                                                             $121,000
                                                             ========

          Treasury stock consists of 2-1/2 shares of the common stock of Jeri-Jo Knitwear, Inc., with a cost of $238,250 .


5 -  MAJOR CUSTOMERS

          Sales to one customer for the three months ended March 31, 1998 accounted for approximately 26.3% of the Companies' net sales.


6 -  PENSION PLAN

          The Company has a savings and investment plan which qualifies under
     Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows eligible employees to voluntarily contribute up to 15% of compensation, limited to the maximum allowed under the Code. The Company contributes 3% of all eligible employees' compensation to the plan and matches employee contributions up to 50% of the first 5% of compensation. In addition, the Company may contribute additional amounts, as determined by the Board of Directors. Pension plan expense for the three months ended March 31, 1998 was $42,000.

7 -  COMMITMENTS AND CONTINGENCIES

          Lease Commitments

          The Company occupies warehouse, distribution and office space in Edison, New Jersey. The premises are owned by a partnership whose partners are shareholders of

                     JERI-JO KNITWEAR, INC. AND AFFILIATE

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

     the Companies. The partnership's obligation of $1,260,000 at March 31, 1998, incurred in the purchase of the property, is guaranteed by the Company. The Company entered into a lease agreement with the partnership expiring December 31, 2001, with a five-year renewal option. The operating lease requires the Company to pay all costs and expenses related to the property, in addition to the minimum rentals. Minimum annual rental payments are $396,000.

          The Company has also entered into noncancelable operating leases for its New York City showroom which expire on May 31, 1998. The Company anticipates entering into a new lease for the same premises. At March 31, 1998, approximate future minimum rentals through May 31, 1998, exclusive of required payments for increases in real estate taxes and operating expenses, are $177,000.

          Rent expense for the three months ended March 31, 1998 was $208,817, of which $98,971 is for the property leased from the related partnership.

          Letters of Credit

          At March 31, 1998, open letters of credit totaled approximately $33,591,000.

8 -  CONCENTRATIONS OF CREDIT RISK

          The Companies import ladies' apparel, predominantly from the Far East and Europe. Their customers include a cross section of retailers throughout the United States.

          The Company's total cash includes $4,187,604 held in an uninsured money market fund at March 31, 1998. In addition, the Companies had $1,823,958 in four banks at March 31, 1998. Accounts at each bank are insured by the Federal Deposit Insurance Corporation for up to $100,000.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information presented herein gives effect to
(i) the Miss Erika acquisition, (ii) the Jeri-Jo acquisition, (iii) borrowings under the Current Credit Agreement and (iv) the Offering (collectively, the "Transactions") and the application of the net proceeds therefrom to finance the Jeri-Jo acquisition and repay amounts outstanding under the prior credit agreement after giving effect to the application of the net proceeds from the Offering. The pro forma financial information is based on the historical financial statements of Norton McNaughton, Inc., Miss Erika, Inc. and the Jeri-Jo Companies. The Company's fiscal year end is October 31, if such date falls on a Saturday, or the first Saturday following October 31 and, prior to the Acquisitions by the Company, Miss Erika, Inc.'s fiscal year ended on January 31 and the Jeri-Jo Companies' fiscal year ended on December 31.

  The acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses, with appropriate recognition given to the effect of the Company's borrowing rates and income tax rates.

  The unaudited pro forma condensed combined statement of operations for the fiscal year ended November 1, 1997 gives effect to the acquisitions as if they had been consummated at the beginning of the Company's fiscal year on November 3, 1996. This pro forma statement of operations combines the historical consolidated statement of operations for the fiscal year ended November 1, 1997 for Norton McNaughton, Inc., the historical statement of operations for the eleven months ended September 30, 1997 for Miss Erika, Inc. and the historical statement of operations for the fiscal year ended December 31, 1997 for the Jeri-Jo Companies.

  The unaudited pro forma condensed combined statement of operations for the twenty-six weeks ended May 2, 1998 gives effect to the Jeri-Jo Acquisition as if it had been consummated at the beginning of the Company's fiscal year on November 2, 1997. This pro forma statement of operations combines the unaudited historical consolidated statement of operations for the twenty-six weeks ended May 2, 1998 for the Company and the unaudited historical statement of operations for the twenty-six weeks ended March 31, 1998 for the Jeri-Jo Companies.

  The unaudited pro forma condensed combined balance sheet as of May 2, 1998 gives effect to the Jeri-Jo Acquisition as if it had been consummated on May 2, 1998. This pro forma balance sheet combines the unaudited historical consolidated balance sheet at May 2, 1998 for the Company and the historical balance sheet at March 31, 1998 for the Jeri-Jo Companies.

  The pro forma adjustments are based upon available information and assumptions that management believes are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of the Company had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for synergies that management expects to realize. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

  The Company's ability, including following the acquisitions, to achieve its projected results is dependent on many factors which are outside of management's control. Some of the most significant factors, including following the acquisitions, would be a further deterioration in retailing conditions for women's apparel, a further increase in price pressures and other competitive factors, any of which could result in an unanticipated decrease in gross profit margins, unanticipated problems arising with Miss Erika's and Jeri-Jo's businesses or the integration of Miss Erika's and Jeri-Jo's businesses with that of the Company, the unanticipated loss of a major customer, the unanticipated loss of a major contractor or supplier and weather conditions which could impact retail traffic and the Company's ability, including following the acquisitions, to ship on a timely basis. Accordingly, there can be no assurance that the Company, following the acquisitions, will achieve its anticipated operating results.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                           Jeri-Jo
                                                             Norton       Companies
                                                          McNaughton,       as of
                                                           Inc. as of     March 31,       Pro Forma         Pro Forma
                                                          May 2, 1998       1998         Adjustments        Combined
                                                          -----------    ----------     --------------      ---------
                                                                                (Dollars in thousands)
Assets
Current assets:
  Cash                                                       $    160       $ 6,012      $   (3,795)(1)     $      -
                                                                                             (2,377)(4)


  Due from factor................................              69,264             -          10,008 (5)       79,272
  Accounts receivable, net.......................                   -        10,008         (10,008)(5)            -
  Inventory......................................              35,583        10,092               -           45,675
  Income taxes receivable........................               2,514             -             838 (7)        3,352
  Prepaid expenses and other current assets......               5,379           250          (1,350)(3)(8)     4,279
                                                          -----------    ----------      -------------      --------

     Total current assets........................             112,900        26,362          (6,684)         132,578
Fixed assets, net................................               6,339         1,328               -            7,667
Deferred financing costs.........................               2,044             -           5,700 (2)        6,650
                                                                                                950 (2)
                                                                                             (2,044)(7)

Goodwill.........................................               3,858             -          40,350 (3)       44,208
Notes receivable from management stockholders....               2,655             -               -            2,655
Other assets.....................................               3,083            37               -            3,120
                                                          -----------    ----------      -------------      --------

     Total assets................................            $130,879       $27,727      $   38,272         $196,878
                                                          ===========    ==========      =============      ========

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable...............................            $ 11,549       $ 3,081      $        -         $ 14,630
  Revolving credit loans.........................              57,515             -         (47,752)(2)        9,788
                                                                                             (3,098)(2)
                                                                                              3,123 (4)
  Term loan payable..............................               3,000             -          (3,000)(2)            -
  Accrued expenses and other current
    liabilities..................................               3,939         5,851          (5,500)(4)        4,290
                                                          -----------    ----------      -------------      --------


     Total current liabilities...................              76,003         8,932         (56,227)          28,708
Term loan payable................................              10,500             -         (10,500)(2)            -
Long-term obligations............................                   -             -         125,000 (2)      125,000
Other long term liabilities......................               1,730             -               -            1,730
                                                          -----------    ----------      -------------      --------

     Total liabilities...........................              88,233         8,932          58,273          155,438
Stockholders' equity.............................              42,646        18,795          (3,795)(1)       41,440
                                                                                            (15,000)(3)

                                                                                             (1,206)(7)
                                                          -----------    ----------      -------------      --------
     Total liabilities and stockholders' equity..            $130,879       $27,727      $   38,272         $196,878
                                                          ===========    ==========      =============      ========

See accompanying notes to unaudited pro forma condensed combined balance sheet.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                            COMBINED BALANCE SHEET

(1) Reflects adjustments to the Jeri-Jo Companies' cash and stockholders' equity in accordance with required book value to be delivered upon closing of the Jeri-Jo Acquisition. Adjustments assume that excess net book value above the required amount was paid out prior to the closing of the Acquisition in the form of cash dividends.

(2)  Reflects the consummation of the Transactions at May 2, 1998 as follows:

                                                                                           (Dollars in thousands)
                                                                                        ----------------------------
     Portion of purchase price funded by Offering proceeds in the Jeri-Jo Acquisition..                    $54,000(8)
     Estimated Offering expenses.......................................................                      5,700
     Repayment of outstanding indebtedness of the Jeri-Jo Companies....................                      3,098(6)
     Repayment of the Company's term debt..............................................                     13,500
     Repayment of the Company's revolving credit loans.................................                     47,752
     Closing fees for Current Credit Agreement.........................................                        950

                                                                                                        ----------
     Proceeds from Offering............................................................                 $  125,000
                                                                                                        ==========

(3) The excess of purchase price paid over the fair value of the assets acquired and the liabilities assumed represents goodwill. Allocation of the purchase price for the Jeri-Jo Acquisition and the calculation of goodwill is as follows:

                                                                                           (Dollars in thousands)
                                                                                        --------------------------
     Closing cash purchase price in the Jeri-Jo Acquisition............................                    $55,000(8)
     Less: Net assets of the Jeri-Jo Companies.........................................                     15,000

                                                                                                        ----------
     Goodwill..........................................................................                     40,000
     Add: Jeri-Jo Acquisition expenses.................................................                        350

                                                                                                        ----------
     Total goodwill....................................................................                 $   40,350
                                                                                                        ==========

(4) Reflects payment of the Jeri-Jo Companies' dividends payable on dividends declared prior to March 31, 1998.

(5) Reflection of assignment of Jeri-Jo Companies' accounts receivable to the factor under the Company's new factoring agreement.

(6) As of June 18, 1998, the Jeri-Jo Companies had outstanding indebtedness of approximately $10.9 million. The effect of this change on the pro forma combined balance sheet would be an increase of $7.8 million in revolving credit loans.

(7) To write-off deferred financing costs on the prior credit agreement, net of taxes.

(8) Total cash purchase price of $55.0 million of the Jeri-Jo Acquisition was funded by $54.0 million of proceeds from the Offering and $1.0 million from monies previously placed in escrow.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED NOVEMBER 1, 1997
                                  (UNAUDITED)

                                          NORTON
                                        MCNAUGHTON,     MISS ERIKA,     JERI-JO       PRO FORMA       PRO FORMA
                                            INC.           INC.         COMPANIES     ADJUSTMENTS     COMBINED
                                        -----------     -----------     ---------     -----------     ---------
                                                                (DOLLARS IN THOUSANDS)
Net sales..............................   $218,782       $90,848        $95,080        $      --         $404,710
Cost of goods sold.....................    179,556        70,373         67,419               --          317,348
                                          --------       -------        -------        ----------         --------
Gross profit...........................     39,226        20,475         27,661                            87,362
Selling, general and administrative
 expenses..............................     44,015        16,107         10,453             (271)(1)       69,833
                                                                                            (471)(2)
Depreciation and amortization..........        984           397            287            2,110 (4)        3,778
                                          --------       -------        -------        ----------         --------
Income (loss) from operations..........     (5,773)        3,971         16,921           (1,368)          13,751
Other expense (income):
  Interest expense.....................      2,500           844            131           14,411 (3)       17,886
  Interest income......................       (168)           (6)          (235)             235 (5)         (174)
                                          --------        -------        -------       ----------         --------
Income (loss) before provision
 (benefit) for income taxes............     (8,105)        3,133         17,025          (16,014)          (3,961)
Provision (benefit) for income
 taxes.................................     (3,400)        1,253            839             (316)(6)       (1,624)
                                          --------       -------        -------        ----------         --------

Net income (loss)......................   $ (4,705)      $ 1,880        $16,186       $  (15,698)        $ (2,337)
                                          ========       =======        =======        ==========         ========
Other data:
  EBITDA(7)............................   $ (4,789)      $ 4,368        $17,208       $      742         $ 17,529
  Depreciation and
    amortization.......................        984           397            287            2,110            3,778
  Capital expenditures.................      1,571           328            127               --            2,026

See accompanying notes to unaudited pro forma condensed combined statements of operations.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE TWENTY-SIX WEEKS ENDED
                                  (UNAUDITED)

                                                            MAY 2,
                                                             1998         MARCH 31,
                                                            NORTON           1998
                                                         MCNAUGHTON,       JERI-JO           PRO FORMA         PRO FORMA
                                                             INC.         COMPANIES         ADJUSTMENTS         COMBINED
                                                        --------------  --------------  -------------------  --------------
                                                                                      (DOLLARS IN THOUSANDS)
Net sales.............................................       $147,624         $40,115          $     --           $187,739
Cost of goods sold....................................        118,191          28,370                --            146,561
                                                             --------         -------          --------           --------
Gross profit..........................................         29,433          11,745                --             41,178
Selling, general and administrative expenses..........         23,963           5,382               (59)(1)         29,286
Depreciation and amortization.........................            751             131             1,000 (4)          1,882
                                                             --------         -------          --------           --------
Income (loss) from operations.........................          4,719           6,232              (941)            10,010
Other expense (income):
  Interest expense....................................          3,815              81             5,623 (3)          9,519
  Interest income.....................................            (82)           (141)               85 (5)           (138)
                                                             --------         -------          --------           --------
Income (loss) before provision (benefit) for income
 taxes................................................            986           6,292            (6,649)               629
Provision (benefit) for income taxes..................            515             299              (556)(6)            258
                                                             --------         -------          --------           --------
Net income (loss).....................................       $    471         $ 5,993          $ (6,093)          $    371
                                                             ========         =======          ========           ========
Other data:
  EBITDA(7)...........................................       $  5,470         $ 6,363          $     59           $ 11,892
  Depreciation and amortization.......................            751             131             1,000              1,882
  Capital expenditures................................          1,077              33                --              1,110



See accompanying notes to unaudited pro forma condensed combined statements of operations.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                          For the
                                                                                                         Twenty-Six
                                                                                            For  the       Weeks
                                                                                           Year Ended      Ended
                                                                                          November 1,      May 2,
                                                                                              1997          1998
                                                                                            -------        -------
(1) Net increase (decrease) to selling, general and administration expenses is as follows:
    Factoring fees under Current Credit Agreement, net of amounts recorded under
        prior credit agreement.........................................................     $   339         $   (27)
    Elimination of Miss Erika's historical management fee..............................        (550)             --
    Adjustment of compensation and benefits to current contractual levels                       (78)             --
    Other..............................................................................          18             (32)
                                                                                            -------         -------
    Net increase (decrease)............................................................     $  (271)        $   (59)
                                                                                            =======         =======

(2) Reclassification of Miss Erika letter of credit fees from selling, general and administrative expenses to interest expense to conform to the Company's accounting policies.

(3) Net increase to interest expense as follows:
    Interest on Notes at a rate of 12.5%..............................................      $15,625         $ 7,812
    Interest on borrowings under the Current Credit Agreement with assumed                       --             321
       average annual interest rates of 7.75%.........................................
    Amortization of new financing costs (over term of Notes and Current Credit
       Agreement).....................................................................        1,249             624
    Letter of credit fees, including reclassification of fees of Miss Erika (see
       note(2)).......................................................................        1,084             840
    Interest income...................................................................          (72)            (78)
    Elimination of historical interest expense........................................       (3,475)         (3,896)
                                                                                            -------         -------
    Net increase......................................................................      $14,411         $ 5,623
                                                                                            =======         =======

(4) Amortization expense as follows:
    Goodwill resulting from the Acquisitions (amortization over 20 years).............      $ 2,192         $ 1,000
    Elimination of amortization of prior Miss Erika financing costs...................          (82)             --
                                                                                            -------         -------
    Net increase......................................................................      $ 2,110         $ 1,000
                                                                                            =======         =======


(5) To eliminate the Jeri-Jo Companies' interest income on amounts not retained in the business.

(6) To record the net tax effect of the pro forma adjustments at an assumed effective combined tax rate of 41%. In addition, such amount includes an incremental tax provision to cause the total estimated provision for income taxes for the Jeri-Jo Companies to be 41%. The Jeri-Jo Companies are subject to taxation under subchapter S of the Internal Revenue Code of 1986, as amended, for federal income tax purposes only.

(7) EBITDA represents earnings before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt. EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles and should not be considered as a substitute for operating income, net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a Company's profitability or liquidity. EBITDA has been reduced by the special charges of $5,737,000 and $3,664,000 recorded by Norton in the second and fourth quarters of fiscal 1997, respectively. In addition, EBITDA is not adjusted for reductions in compensation expense resulting from personnel reductions at Norton during fiscal 1997 ($2,817,000), the elimination of rental expense resulting from the termination of lease obligations by Norton and the reduction in distribution expenses at Norton during fiscal 1997 ($833,000), charges taken by Miss Erika during fiscal 1997 in anticipation of the cancellation of lease obligations and other contingencies ($900,000) or the elimination of certain professional fees and other expenses at Jeri-Jo following the Jeri-Jo Acquisition ($269,000).

    Cash flow provided by (used for) operations for Norton McNaughton, Inc. for the fiscal years ended November 2, 1996 and November 1, 1997 was $5.4 million and a use of $(26.5) million, respectively. Cash flow used for operations in the fiscal year ended November 1, 1997 reflects the reclassification of short-term advances from due from factor to revolving credit loans. Excluding the effects of such reclassification, cash flow used by operations for fiscal 1997 would have been a use of $(4.0) million. Cash flow provided by operations for Miss Erika, Inc. for the fiscal years ended January 31, 1996 and 1997 was $5.0 million and $5.5 million, respectively. Cash flow provided by operations for the Jeri-Jo Companies for the fiscal years ended December 31, 1996 and 1997 was $20.1 million and $17.0 million, respectively.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NORTON MCNAUGHTON, INC.
                                   -----------------------
                                        (Registrant)


Date: August 5, 1998               By:/s/ Sanford Greenberg
                                      ---------------------
                                      SANFORD GREENBERG
                                      Chairman of the Board and Chief
                                      Executive Officer
                                      (Principal Executive Officer)

                                 EXHIBIT INDEX
                                 -------------

Exhibit  No.    Description
------------    -----------

10.1            Lease dated as of June 1, 1998 between Jeri-Jo Knitwear, Inc.
                and Gettinger Associates

27              Financial Data Schedule (For SEC use only)